Exhibit 12



                            HUMANA INC.
                RATIO OF EARNINGS TO FIXED CHARGES
          For the quarters ended March 31, 1995 and 1994
                             Unaudited
                       (Dollars in millions)





                                                 1995     1994



Earnings:
  Income before income taxes                      $ 80    $ 51
  Fixed charges                                      3       2

                                                  $ 83    $ 53



Fixed charges:
  Interest charged to expense                     $  2    $  1
  One-third of rent expense                          1       1

                                                  $  3    $  2



Ratio of earnings to fixed charges                25.5    20.8




For the purpose of determining earnings in the calculation of the ratio of earnings to fixed charges, earnings have been increased by the provision for income taxes and fixed charges. Fixed charges consist of interest expense on borrowings and one-third (the proportion deemed representative of the interest portion) of rent expense.